Exhibit 5.1

Jamal H. Haughton Executive Vice President, General Counsel and Corporate Secretary

March 28, 2024

Charter Communications, Inc.

400 Washington Blvd.

Stamford, Connecticut 06902

Re: Charter Communications, Inc. Retirement Accumulation Plan

With reference to the Form S-8 Registration Statement filed with the Securities and Exchange Commission on March 28, 2024 (the “Registration Statement”), which registers up to 1,147,000 shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Shares”), and an indeterminate amount of plan interests, for use in connection with the Company’s Retirement Accumulation Plan (the “Plan”), I or attorneys under my supervision (together, “we” or “us” and in the possessive “our”) have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, certain resolutions and actions adopted by the Board of Directors of the Company, the written documents constituting the Plan, and statements we have received from officers and representatives of the Company.

Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Company. In examining such materials and in delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such latter documents, and the correctness of statements submitted to us by officers and directors of the Company.

Based solely on the foregoing and subject to the qualifications set forth herein, I am of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the terms set forth in the Plan and against payment therefore, will be duly and validly issued and will be fully paid and nonassessable.

400 Washington Blvd - Stamford, CT 06902	O 203.428.0238	Jamal.haughton@charter.com

Jamal H. Haughton Executive Vice President, General Counsel and Corporate Secretary

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as you deem necessary in the course of complying with the laws of the states and jurisdictions regarding the sale and issuance of the Shares.

Sincerely,

/s/ Jamal H. Haughton
Jamal H. Haughton

400 Washington Blvd - Stamford, CT 06902	O 203.428.0238	Jamal.haughton@charter.com